Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

The following subsidiaries of The Scotts Miracle-Gro Company (the "Company") were, as of March 28, 2026, guarantors of the Company's 5.250% Senior Notes due 2026, 4.500% Senior Notes due 2029, 4.000% Senior Notes due 2031 and 4.375% Senior Notes due 2032:

NAME OF GUARANTOR SUBSIDIARY	JURISDICTION OF FORMATION
AeroGrow International, Inc.	Nevada
GenSource, Inc.	Ohio
Hawthorne Hydroponics LLC[1]	Delaware
HGCI LLC[1]	Nevada
Hyponex Corporation	Delaware
Miracle-Gro Lawn Products, Inc.	New York
OMS Investments, Inc.	Delaware
Rod McLellan Company	California
Sanford Scientific, Inc.	New York
Scotts Live Goods Holdings, Inc.	Ohio
Scotts Manufacturing Company	Delaware
Scotts Products Co.	Ohio
Scotts Professional Products Co.	Ohio
Scotts-Sierra Investments LLC	Delaware
Scotts Temecula Operations, LLC	Delaware
SMG Growing Media LLC	Ohio
SMGM LLC	Ohio
Swiss Farms Products, Inc.	Delaware
The Hawthorne Gardening Company LLC[1]	Delaware
The Scotts Company LLC	Ohio

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1 On April 8, 2026, the entity was sold pursuant to a previously disclosed transaction. The entity is no longer a subsidiary of the Company nor a guarantor under the aforementioned senior notes.